Exhibit (a)(5)

KPMG LLP

Aon Center
Suite 5500

200 E. Randolph Street
Chicago, IL 60601-6436

September 8, 2025

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The Private Shares Fund (the Fund) and, under the dates of February 28, 2025 and February 29, 2024, we reported on the financial statements of the Fund as of and for the years ended December 31, 2024 and 2023, respectively. On May 28, 2025, we were dismissed.

We have read the statements made by the Fund under the heading “Additional Information – Change in independent registered public accounting firm” in Item 1 of Form N-CSRS dated September 8, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statements that the change was recommended by the Audit Committee and approved by the Board or the Fund’s statements in section b under the heading “Additional Information – Change in independent registered public accounting firm” in Item 1 of Form N-CSRS.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.